Exhibit 2.3

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of June 12, 2006, among Sedgwick CMS Holdings, Inc., a Delaware corporation (the “Buyer”), GOSC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”), and the stockholders of Security Capital Corporation, a Delaware corporation (the “Company”), whose names appear on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, concurrently herewith, the Buyer, Merger Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, (i) the merger of Merger Sub with and into the Company (the “Merger”) and (ii) the conversion of each Company Share issued and outstanding immediately prior to the Effective Time (other than certain specified shares) into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, each of the Stockholders owns of record the Common Shares and the Class A Shares set forth opposite such Stockholder’s name on Schedule A hereto (such Common Shares and Class A Shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub to enter into the Merger Agreement, the Stockholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions. For purposes of this Agreement:

(a)           Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement. References to the Merger Agreement herein mean the Merger Agreement as in effect on the date hereof and do not mean or include any amendment or modification to the Merger Agreement.

(b)           In addition to terms defined elsewhere in this Agreement, the following terms have the respective meanings ascribed to them below:

“Term of this Agreement” means the period from and including the date hereof through and including the Termination Date.

“Subject Shares” means the Existing Shares, together with any additional shares that become held of record or owned by any Stockholder in any capacity during the Term of this Agreement, whether upon exercise of options (including Company Stock Options), conversion of convertible securities, purchase, exchange or otherwise; provided, that in the event of a stock dividend or distribution, or any change in the shares by reason of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” will be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or that are received in such transaction.

2.             Agreement to Vote. Each Stockholder hereby irrevocably agrees that, during the Term of this Agreement, at any annual, special or other meeting of the Company’s stockholders (or adjournment or postponement thereof), however called, or in connection with any action by consent of the Company’s stockholders, such Stockholder will vote (or cause to be voted) all of the Subject Shares or execute and deliver a written consent of the Company’s stockholders (or cause such a written consent to be executed and delivered) (a) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions in furtherance thereof requiring a vote of the Company’s stockholders, (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or that is reasonably likely to result in any of the conditions to the Buyer’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled and (c) except as otherwise agreed to in writing in advance by the Buyer, against (i) any Transaction Proposal, (ii) any reorganization, recapitalization, dissolution or liquidation of the Company, (iii) any change to the present capitalization of the Company, any amendment to the Company’s certificate of incorporation or by-laws other than in connection with the transactions contemplated by the Merger Agreement or any other material change to the Company’s corporate structure or business and (iv) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement and (d) in favor of any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement, and in connection therewith, to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing, including granting to the Buyer the ability of the Buyer or its nominees to vote such Subject Shares directly. Any such vote will be cast or consent will be given in accordance with procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees that it will not enter into any agreement with any person or entity or give any instructions in any manner during the Term of this Agreement the effect of which would be inconsistent with or violative of this Section 2. Each Stockholder hereby irrevocably waives any appraisal or dissenters’ rights that it may have in connection with the Merger. Notwithstanding anything to the contrary herein, in the event that the vote of the Subject Shares is required in order to effect an amendment to the Merger Agreement, the provisions of this Agreement, including this Section 2, will not apply with respect to any Stockholder’s vote of such Subject Shares.

3.             Grant of Irrevocable Proxy. Each Stockholder hereby appoints the Buyer and any designee of the Buyer, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution, to vote all of the Subject Shares, or to act by written consent in respect thereof, in accordance with Section 2. This power of attorney and proxy is given to secure the performance of the

Stockholders’ obligations under this Agreement. Each Stockholder acknowledges that THIS POWER OF ATTORNEY AND PROXY (a) IS COUPLED WITH AN INTEREST, (b) constitutes, among other things, an inducement for the Buyer and the Merger Sub to enter into the Merger Agreement and (c) IS IRREVOCABLE AND WILL NOT BE TERMINATED UPON THE OCCURRENCE OF ANY EVENT; provided, that this power of attorney and proxy will terminate upon the Termination Date. Each Stockholder hereby ratifies and confirms all that this power of attorney and proxy may lawfully do or cause to be done by virtue hereof. The power of attorney granted by each Stockholder herein is a durable power of attorney and will survive the dissolution, bankruptcy or other incapacity of such Stockholder; and the proxy granted herein by each Stockholder is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Each Stockholder hereby revokes all other powers of attorney and proxies with respect to the Subject Shares that it may have heretofore appointed or granted, and agrees that it will not, during the Term of this Agreement, appoint or grant any subsequent power of attorney or proxy (and if appointed or granted in violation hereof, any such power of attorney or proxy will not be effective). Each Stockholder will promptly cause a fully executed copy of this Agreement to be delivered to the Buyer. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 3.

4.             Agreement to Retain. Except as contemplated by this Agreement, each Stockholder agrees, during the Term of this Agreement, not to (a) sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of, including by gift (collectively, “Transfer”), or enter into any agreement, option or other arrangement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, or any interest in any of the foregoing, except to the Buyer, (b) deposit any of the Subject Shares into a voting trust, enter into any voting agreement or similar agreement or arrangement with respect to any of the Subject Shares, or any interest in any of the foregoing, except to the Buyer or in accordance with this Agreement or (c) take any other action that is intended, or could reasonably be expected, to restrict, limit or interfere with such Stockholder’s ability to perform its obligations under this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, such Stockholder may Transfer Subject Shares to any Permitted Transferee; provided that such Permitted Transferee executes a joinder to this Agreement in form and substance satisfactory to the Buyer in which such Permitted Transferee agrees to be bound by the terms and provisions of this Agreement. For the purposes of this Section 4, “Permitted Transferee” will mean (i) such Stockholder’s spouse, children, parents or siblings (collectively, “Family Members”), (ii) such Stockholder’s estate, (iii) any trust solely for the benefit of such Stockholder and/or any Family Member(s) and of which such Stockholder and/or such Family Member(s) is the trustee or are the trustees, and (iv) any partnership, corporation or limited liability company which is wholly owned and controlled by such Stockholder and/or such Family Member(s).

5.             No Solicitation of Transactions. Subject to Section 6 hereof, during the Term of this Agreement, without the prior consent of the Buyer, no Stockholder will directly or indirectly, nor in the case of any Stockholder that is a corporation or other entity will it authorize or permit any of its respective directors, officers, employees, counsel, accountants and other agents, advisors and representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to lead to, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each Stockholder will promptly (and no more than one Business Day after receipt) advise the Buyer of the receipt by it of any Transaction Proposal, or any inquiry that would reasonably be expected to lead to a Transaction Proposal or of any request for information in connection with a possible Transaction Proposal, including the material details of any such Transaction Proposal, inquiry or request and the identity of the Person requesting such information or making such Transaction Proposal and, if in writing, provide the Buyer with copies of all correspondence or other written material sent or provided to such Stockholder by any third party in connection with any Transaction Proposal, inquiry or request. Each Stockholder will cease immediately any existing discussions regarding a Transaction Proposal.

6.             Stockholder Capacity; Fiduciary Duties. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any of its Subsidiaries makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. Nothing in this Agreement will limit or restrict any Stockholder or Affiliate or designee of a Stockholder who serves as a member of the Board of Directors of the Company or as an officer of the Company in acting in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement will apply to the Stockholders solely in their respective capacities as stockholders of the Company and will not apply to any such Stockholder’s, Affiliate’s or designee’s actions, judgments or decisions as a director or officer of the Company.

7.             Representations and Warranties of  the Stockholders. Each of the Stockholders severally and not jointly represents and warrants to the Buyer and the Merger Sub as follows:

(a)           Authority. Such Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other action is necessary on the part of such Stockholder to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms of this Agreement, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)           Noncontravention. Neither the execution and delivery of this Agreement, nor the performance by such Stockholder of its respective obligations hereunder, nor the consummation by such Stockholder of the transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both,  (i) in the case of a Stockholder that is a corporation or other entity, violate any provision of the certificate of incorporation or by-laws (or comparable organization documents, as applicable) of such Stockholder, (ii) violate any Law or Order applicable to such Stockholder, (iii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any material Contract or Permit to which such Stockholder is a party or by which any asset of such Stockholder is bound or affected or (iv) require any Order or Permit of, or filing with or notification to, any Governmental Entity.

(c)           Ownership of Shares. Such Stockholder is the sole record holder of the Existing Shares, and such Stockholder is not the record holder of any shares of capital stock of the Company other than such Existing Shares. Except as provided in this Agreement, the Existing Shares are not, and the Subject Shares will not be, subject to any voting trust or voting agreement or other agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Existing Shares or the Subject Shares, as the case may be, and are free of all liens. Such Stockholder has the sole power to vote (or cause to be voted) all of its Subject Shares (or has the power to vote such Subject Shares held by it jointly with the other Stockholders party hereto).

8.             Representations and Warranties of the Buyer and the Merger Sub. The Buyer and the Merger Sub hereby jointly and severally represent and warrant to the Stockholders as set forth below:

Each of the Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the other transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action is necessary on the part of the Buyer or Merger Sub to authorize this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of each of the Buyer and Merger Sub enforceable against the Buyer and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

9.             Termination. This Agreement will terminate on the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the date on which this Agreement so terminates, the “Termination Date”).

10.           Miscellaneous.

(a)           No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)           Entire Agreement. This Agreement (including Schedule A) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

(c)           Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by the Buyer or Merger Sub, each of the Stockholders, and, in the case of assignment by any of the Stockholders, the Buyer.

(d)           Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

(e)           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

(f)            Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to any Stockholder:
to the address set forth for such Stockholder on Schedule A.

with copies to:
Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423

Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	(212) 309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.

and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Richards, Layton & Finger, P.A.
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.

If to the Buyer or Merger Sub, to:

Sedgwick CMS Holdings, Inc.
c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Sedgwick CMS Holdings, Inc.
Facsimile:	(904) 357-1026
Attention:	Christopher A. Rose, Senior Vice President
with copies to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, New York 10019
Facsimile:	(212) 424-8500
Attention:	Robert S. Rachofsky, Esq. and
Gary D. Boss, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

(g)           Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

(h)           Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(i)            Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of the Buyer, by its authorized signatories and in the case of the Stockholders, by each Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Stockholder.

(j)            Waiver. At any time, the Buyer may (i) extend the time for the performance of any of the covenants, obligations or other acts of the Stockholders under this Agreement or (ii) waive compliance with any of the agreements or covenants of the Stockholders under this Agreement. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Buyer by its duly authorized officer. At any time, the Stockholders may (A) extend the time for the performance of any of the agreements, covenants or obligations of the Buyer under this Agreement or (B) waive compliance with any of the agreements or covenants of the Buyer under this Agreement. Any agreement on the part of the Stockholders to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of each Stockholder. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

(k)           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(l)            Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity.

(m)          Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(n)           Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(n).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

BUYER:		MERGER SUB:

SEDGWICK CMS HOLDINGS, INC.		GOSC MERGER CORP.
By:	/s/ Paul J. Posey, Jr.	By:	/s/ Donald W. Burkett
	Name: Paul J. Posey, Jr.		Name: Donald W. Burkett
	Title: Secretary		Title: Treasurer

STOCKHOLDERS:

CP ACQUISITION, L.P. NO. 1		FGS, INC.

By:	Capital Partners, Inc.,
its general partner
By:	/s/ Brian D. Fitzgerald	By:	/s/ Brian D. Fitzgerald
	Name: Brian D. Fitzgerald		Name: Brian D. Fitzgerald
	Title: President		Title: President
/s/ Brian D. Fitzgerald		/s/ A. George Gebauer
Brian D. Fitzgerald		A. George Gebauer

Schedule A

Existing Shares

Name of Stockholder	Number of Shares of Common Stock	Number of Shares of Class A Common Stock	Address
CP Acquisition, L.P. No. 1	0	4,455,672	c/o Capital Partners, Inc. Eight Greenwich Office Park Third Floor Greenwich, CT 06831

FGS, Inc.	128	527,689	c/o Capital Partners, Inc. Eight Greenwich Office Park, Third Floor Greenwich, CT 06831

Brian D. Fitzgerald	0	753,945	c/o Capital Partners, Inc. Eight Greenwich Office Park, Third Floor Greenwich, CT 06831

A. George Gebauer	0	139,198	c/o Capital Partners, Inc. Eight Greenwich Office Park, Third Floor Greenwich, CT 06831